As filed with the Securities and Exchange Commission on December 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAKKT HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1550750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

(Address of Principal Executive Offices, including zip code)

Bakkt Holdings, Inc. 2021 Omnibus Employee Incentive Plan

(Full title of the plan)

Gavin Michael

Chief Executive Officer

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

(678) 534-5849

(Name, address and telephone number, including area code, of agent for service)

Copies to:

J. Matthew Lyons Austin D. March Wilson Sonsini Goodrich & Rosati, P.C. 900 S. Capital of Texas Highway Las Cimas IV, 5th Floor Austin, TX 78746 (512) 338-5400	Marc D’Annunzio General Counsel 10000 Avalon Boulevard, Suite 1000 Alpharetta, Georgia 30009 (678) 534-5849

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share, reserved for issuance under the Bakkt Holdings, Inc. 2021 Omnibus Employee Incentive Plan (the “2021 Plan”) (2)	25,816,946	$10.32 (3)	$266,301,798 (3)	$24,686

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of Bakkt Holdings, Inc.’s (the “Company”) Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that become issuable in respect of the securities identified in the table above as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Company’s Class A Common Stock.

(2)

Represents shares of Class A Common Stock that may be issued under the 2021 Plan. Shares subject to an award that is forfeited (including any restricted shares repurchased by the Company at the same price paid by the grantee so that such shares are returned to the Company), expires, terminates or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration, termination or cash settlement will be available for future grants of awards under the 2021 Plan and will be added back in the same number of shares as were deducted in respect of the grant of such award (including in the case of stock-settled stock appreciation rights the full number of shares underlying such stock appreciation right). The payment of dividend equivalent rights in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2021 Plan. Shares tendered by a grantee, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an award will not again be available for awards under the 2021 Plan.

(3)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $10.32, which is the average of the high and low prices of shares of the Company’s Class A Common Stock on the New York Stock Exchange (“NYSE”) on December 16, 2021.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

1

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a) The Company’s Prospectus filed with the Commission on December  15, 2021 pursuant to Rule 424(b)(3) (the “Prospectus”) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-261034), which became effective on December 15, 2021 and contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The Company’s Quarterly Report on Form 10-Q (File No. 001-39544) filed with the Commission on May 24, 2021 for the quarter ended March  31, 2021, the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 13, 2021 for the quarter ended June  30, 2021, and the Company’s Quarterly Report on Form 10-Q filed with the Commission on October 13, 2021, as amended by Amendment No.  1 to the Company’s Quarterly Report on Form 10-Q/A filed with the Commission on December 8, 2021, for the quarter ended September 30, 2021;

(c) The Company’s Current Reports on Forms 8-K and 8-K/A (File No.  001-39544), filed with the Commission on November  26, 2021, November  22, 2021, November  17, 2021, November  12, 2021, November  12, 2021, October  21, 2021, October  14, 2021, October  5, 2021, September  30, 2021, September  9, 2021, May 24, 2021, March  31, 2021 and January 11, 2021 (excluding “furnished” and not “filed” information); and

(d) The description of the Company’s securities that is contained in the Prospectus, including any amendment or supplements thereto.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of Class A Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information “furnished” and not “filed” under the rules of the Exchange Act be deemed incorporated herein by reference unless the Company expressly provides for the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Company’s Certificate of Incorporation contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Company’s bylaws (“By-Laws”) provide that the Company will indemnify its directors and officers, and may indemnify its employees, agents and any other persons, to the fullest extent permitted by the DGCL. The Company’s By-Laws also provide that the Company must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Company has entered into or will enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Company to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Company believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Company’s Certificate of Incorporation, By-Laws and the indemnification agreements that the Company has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

The Company has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.

Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company, as currently in effect (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on October 21, 2021).

4.2	By-Laws of the Company, as currently in effect (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the Commission on October 21, 2021).

4.3	Specimen Class A Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Commission on October 21, 2021).

5.1*	Opinion of Wilson Sonsini Goodrich and Rosati, P.C.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Bennett Thrasher LLP, independent registered public accounting firm.

23.3*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm.

23.4*	Consent of Wilson Sonsini Goodrich and Rosati, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Bakkt Holdings, Inc. 2021 Omnibus Employee Incentive Plan and related form agreements (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed with the Commission on October 21, 2021).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 20th day of December, 2021.

BAKKT HOLDINGS, INC.

By:	/s/ Gavin Michael
Gavin Michael
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Gavin Michael, Marc D’Annunzio and Andrew LaBenne, and each or any one of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on December 20, 2021.

Signature	Title

/s/ Gavin Michael Gavin Michael	Chief Executive Officer, Director (Principal Executive Officer)

/s/ Andrew LaBenne Andrew LaBenne	Chief Financial Officer (Principal Financial Officer)

/s/ Karen Alexander Karen Alexander	Chief Accounting Officer (Principal Accounting Officer)

/s/ Michelle Goldberg Michelle Goldberg	Director

/s/ David C. Clifton David C. Clifton	Director

/s/ Kristyn Cook Kristyn Cook	Director

/s/ Gordon Watson Gordon Watson	Director

/s/ Sean Collins Sean Collins	Director

Signature	Title
/s/ Richard Lumb Richard Lumb	Director

/s/ Andrew A. Main Andrew A. Main	Director